Exhibit 99.1

Schlumberger Announces the Pricing of Its Senior Convertible Debentures

NEW YORK, June 4, 2003—Schlumberger Limited (NYSE: SLB) announced today the pricing of $850,000,000 principal amount of its Series A Convertible Debentures due June 1, 2023 and $450,000,000 principal amount of its Series B Convertible Debentures due June 1, 2023. These are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. investors pursuant to Regulation S under the Securities Act. The initial purchasers of the debentures will have an option to purchase up to $125,000,000 of additional Series A debentures and up to $75,000,000 of additional Series B debentures.

Each $1,000 principal amount of Series A debentures will be convertible, at the holder’s option, into 13.8 shares of common stock of Schlumberger Limited which represents a 51% conversion premium based on the closing price of $47.90 on June 3, 2003. Each $1,000 principal amount of Series B debentures will be convertible, at the holder’s option, into 12.5 shares of common stock of Schlumberger Limited which represents a 67% conversion premium based on the closing price of $47.90 on June 3, 2003. The Series A debentures will pay a cash interest at a rate of 1.5% per annum, and the Series B debentures will pay a cash interest at a rate of 2.125% per annum. The Series A debentures will have an initial put and call at five years, and the Series B debentures will have an initial put and call at seven years.

Schlumberger intends to use the proceeds of this offering to retire debt.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The debentures and the shares of common stock of Schlumberger Limited issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from registration requirements.

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About Schlumberger

Schlumberger is a global oilfield and information services company with major activity in the energy industry. The company employs 78,000 people of more than 140 nationalities working in 100 countries and consists of three business segments. Schlumberger Oilfield Services is the world’s premier oilfield services company supplying a wide range of technology services and solutions to the international oil and gas industry. WesternGeco, jointly owned with Baker-Hughes, is the world’s largest and most advanced surface seismic company.

SchlumbergerSema is a leading supplier of IT consulting, systems integration, and network and infrastructure services to the energy industry, as well as to the public sector, telecommunications and finance markets. In 2002, Schlumberger revenue was $13.5 billion.

For further information, contact:

Christian Lange

Director of Investor Relations

Tel: +1 212 350 9432

lange@new-york.sl.slb.com

Paulo Loureiro

Investor Relations Manager

Tel: +1 212 350 9432

loureiro@new-york.sl.slb.com